OFFICE LEASE



GREENBRIER TOWER I



LANDLORD:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



TENANT:
CONSUMER PORTFOLIO SERVICES, a California corporation

INDEX

Article I                               Basic Lease Information 3
Article II                                             Premises 4
Article III                                                Term 4
Article IV                                            Base Rent 4
Article V Increases In Operating Expenses and Real Estate Taxes 6
Article VI                                      Use of Premises 8
Article VI                            Assignment and Subletting 9
Article VIII                             Maintenance by Tenant 11
Article IX                                  Tenant Alterations 11
Article X                                   Signs; Furnishings 13
Article XI                                  Tenant's Equipment 13
Article XII                                   Security Deposit 14
Article XIII                                        Inspection 14
Article XIV                                          Insurance 14
Article XV                              Services and Utilities 15
Article XVI                              Liability of Landlord 15
Article XVII                             Rules and Regulations 16
Article XVIII                                           Damage 17
Article XIX                                       Condemnation 17
Article XX                                   Default of Tenant 18
Article XXI                                         Bankruptcy 20
Article XXII                                     Subordination 20
Article XXIII                    Delivery at End of Lease Term 21
Article XXIV                              Covenant of Landlord 22
Article XXV                               ERISA Representation 22
Article XXVI                                General Provisions 22

EXHIBIT A     FLOOR PLANS                                      26
EXHIBIT B     AGREEMENT FOR CONSTRUCTION                       27
Exhibit B.1                                  Building Standard 31
Exhibit B.2    Preliminary and Final Working Drawings Schedule 32
EXHIBIT C    CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT DATE 33
EXHIBIT D                                RULES AND REGULATIONS 34
EXHIBIT E                                         PARKING PLAN 37
EXHIBIT F                                ADDITIONAL PROVISIONS 38

OFFICE LEASE

    THIS DEED OF LEASE ("Lease") is made this 9th day of December 1996, by The Prudential Insurance Company of America, a New Jersey corporation (hereinafter referred to as "Landlord") and Consumer Portfolio Services, a California corporation (hereinafter referred to as "Tenant").

    WHEREAS, Landlord is the owner of an office building located at 860 Greenbrier Circle, Chesapeake, Virginia 23320 (hereinafter referred to as "Building"); and

    WHEREAS, Tenant desires to lease space in the Building and Landlord is willing to rent and demise to Tenant space in the Building, upon the terms, conditions, covenants and agreements set forth herein.

    NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.


ARTICLE I   BASIC LEASE INFORMATION.

    1.1 (a) Building: A six story office building containing approximately 88,209 square feet of net rentable area and located at 860 Greenbrier Circle, Chesapeake, Virginia 23320.

         (b) Premises: Approximately Eighteen Thousand Six Hundred Nineteen (18,619) square feet of rentable area located on the sixth (6th) and fifth (5th) floor of the Building as identified on Exhibit A attached hereto and made a part hereof. **Approximately 16,341 square feet known as Suite 600 and approximately 2,278 square feet known as Suite 500, for a total of

         (c)  Parking Space Allotment:  Right to 74 parking spaces.

         (d)  Lease Term: One Hundred Twenty-six (126) months.

         (e)  Anticipated Occupancy Date: March 15, 1997.

         (f) Base Rent: Two Hundred Sixty Thousand Six Hundred Sixty-six and 04/100ths dollars ($260,666.04) for the first Lease Year in monthly installments of $21,722.17, which amount is subject to adjustment provided in Exhibit G attached hereto and made apart hereof.

         (g) Base Operating Expenses: Operating Expanses paid or incurred by Landlord in calendar year 1997.

         (h)  Base Real Estate Taxes:  Real Estate Taxes for 1997.

         (i) Tenant's Percentage: The ratio that the square feet of rentable area in the Premises bears to the square feet of rentable area in the Building, which Tenant's Percentage is agreed to be Twenty-one &

11/100th percent (21.11%).

         (j)  Security Deposit:      n/a     Dollars ($n/a).

         (k)  Broker(s):     Robinson Sigma Commercial Real Estate, Inc. and
Harvey Lindsay Commercial Real Estate

         (l) Tenant Address for Notices: 2 Ada, Irvine, California 92618, until Tenant has commenced beneficial use of the Premises, and 860 Greenbrier Circle #600, Chesapeake, VA 23320,after Tenant has commenced beneficial use of the Premises.

         (m)  Guarantor(s):   n/a    .

***

ARTICLE II   PREMISES.

2.1 Landlord hereby leases and demises to Tenant and Tenant hereby leases and rents from Landlord the Premises for the term and upon the terms, conditions, covenants, and agreements hereinafter provided. The lease of the Premises includes the right, together with other tenants of the Building and members of the public, to use the common public areas of the Building, but includes no other rights not specifically set forth herein.

    2.2 Tenant shall have the right to the use on an unassigned and non-exclusive basis parking spaces in the area shown on Exhibit E, as such area may be revised or relocated from time to time by Landlord, up to the Parking Space Allotment. Tenant covenants and agrees to comply with all reasonable rules and regulations which Landlord or the contract manager may make hereafter from time to time with respect to the use of the parking areas. Landlord's remedies under such rules and regulations may include, but shall not be limited to, the right to tow away at owner's expense any vehicles not parked in compliance with these rules and regulations. Landlord shall not be responsible to Tenant for the noncompliance or breach of such rules and regulations by any other tenant, its agents, employees and invitees or members of the public who may park in the parking areas. Landlord acknowledges that parking areas shall be used for their intended purpose such that Tenant shall have access to its Parking Space Allotment during normal business hours.

ARTICLE III   TERM.

    3.1 The Lease Term and Tenant's obligation to pay rent hereunder shall commence on the Lease Commencement Date, which shall be the date of Substantial Completion of the Landlord's Work (as defined in Exhibit B), and the issuance by the City. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth above plus the partial month in which the Lease Commencement Date occurs. The date on which the Lease Term expires shall be the Lease Expiration Date.

    3.2 Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute a certificate substantially in the form of Exhibit C hereto affirming the Lease Commencement Date and the Lease Expiration Date.

    3.3 It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Occupancy Date. It is understood and agreed that in the event Substantial Completion of the Landlord's Work is delayed for any reason whatsoever, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, provided, however, that Tenant shall have no obligation to commence payment of rent until the Lease Commencement Date and such delay shall not affect the abatement of Base Rent as set forth in Paragraph 1 of Exhibit G.

    3.4  If for any reason other than the Tenant delays described in Paragraph
5 of Exhibit B, Landlord fails to deliever the Premises on or before the date ninety (90) days after the Anticipated Occupancy Date, then Tenant may notify Landlord of Tenant's intention to cancel this Lease, and, if Landlord has not delivered the Premises to Tenant within ten (10) days after receipt of such cancellation notice (the "Outside Date"), Tenant may cancel this Lease by giving written notice to Landlord no later than five (5) days after the Outside Date.

ARTICLE IV   BASE RENT.

    4.1 Tenant shall pay Base Rent in advance, in equal monthly installments, the first payment to be made upon the signing of this Lease by Tenant, and subsequent monthly payments to be made on the first day of each calendar month during the Lease Term. (Subject to the abatement of Base Rent as set forth in Paragraph 1 of Exhibit G). If the Lease Term begins on a date other than on the first day of a month, rent for the month of commencement shall be prorated at the rate of one-thirtieth (1/30th) of the monthly installment of Base Rent for each day, payable in advance of the Lease Commencement Date. Tenant will pay all rent to Landlord, at the office of Landlord, or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant.

    4.2 If Tenant fails to make any payment of the Base Rent, Additional [lent or any other sum payable to Landlord on or before the date such payment is due and payable (without regard to any grace period specified in Section 20.1), then Tenant shall pay a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate as set forth in Section 20.5 from the date such payment was due to the date of payment thereof. Notwithstanding the foregoing, Landlord agrees that on no more than one (1) occasion during any twelve (12) month period during the Lease term, Landlord shall waive such late charge and interest if payment is received within five (5) days of notice that said payment has not been made. Such late charge and interest shall constitute Additional Rent due hereunder, shall be paid with the next monthly installment of Base Rent coming due hereunder, shall constitute agreed liquidated damages and not penalties, and shall be in addition to, and not in lieu of, all other rights and remedies provided to Landlord in this Lease, at law, or in equity.

ARTICLE V   INCREASES IN OPERATING EXPENSES AND REAL ESTATE TAXES.

    5.1 During each calendar year or portion thereof included in the Lease Term and any renewal thereof, Tenant shall pay to Landlord as Additional Rent Tenant's Percentage of any increase of Operating Expenses over the Base Operating Expenses and Tenant's Percentage of any increase of Real Estate Taxes over the Base Real Estate Taxes.

    5.2 Operating Expenses which are incurred with respect to both the Building and the building located at 870 Greenbrier Circle shall be equitably allocated by Landlord among the Building and the building located at 870 Greenbrier Circle to which the same relate or whose benefit the same have been incurred, and only the portion allocated to the Building shall be included in calculating the Operating Expenses for the Building.

    5.3 Operating Expenses, as that term is used herein, shall be computed on the accrual basis and shall mean all costs and expenses (excluding replacement of capital investment items [other than as provided in item 10 below] or costs specifically billed to and paid by specific tenants) which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation and maintenance of the Building, including but not limited to, the following:

    (1) Wages and salaries of all employees engaged in operating and maintenance or security of the Building, including taxes, insurance and benefits relating thereto.

    (2) All supplies and materials used in operation and maintenance of the Building, including, without limitation, replacement light bulbs.

    (3) Cost of all utilities (including surcharges) for the Building, including the cost of water, sewer, power, heating, lighting, air conditioning and ventilating for the Building.

    (4) Cost of all maintenance and service agreements for the Building and the equipment therein, including but not limited to, security and energy management services, window cleaning, elevator maintenance and janitorial service.

    (5) Cost of all insurance relating to the Building, including the cost of casualty and liability insurance applicable to the Building and Landlord's personal property used in connection therewith.

    (6) Cost of repairs and general maintenance (excluding repairs 'Ind general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant).

    (7)  A management fee for the manager of the Building.

    (8) Assessments imposed by any association now or hereafter established to maintain common areas and facilities of 860 Greenbrier Circle, Chesapeake, Virginia 23320 (which shall not include any items previously allocated to the Building pursuant to Paragraph 5.2).

    (9) The costs of any additional services provided by Landlord in the prudent management of the Building.

    (10) The cost of any capital improvements made to the Building after the Lease Commencement Date that, in Landlord's reasonable judgment, are expected to result in a net reduction of Operating Expenses or are required under any governmental law or regulation that was not applicable to the Building as of the date of this lease, such cost thereof to be amortized over such reasonable period as Landlord shall determine together with interest on the unamortized balance at a per annum rate equal to two percent (2%) over the Prime Rate published in the Wall Street Journal's Money Rates Column on the first business day such capital improvements are completed or if such rate is no longer published then the rate which is two percentage points in excess of the Prime Rate of NationsBank of Virginia, N.A. or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing said capital improvements. Landlord acknowledges and agrees that Tenant's Percentage of the amortized cost of such capital improvements in any calendar year shall not exceed ten percent (10%) of Operating Expenses for such year.

    (11) All personal property taxes and any other taxes which may be assessed during the Lease Term as a result of this Lease, including any value-added tax, ad valorem tax or excise tax. It is agreed that Tenant shall be responsible for all ad valorem taxes on Tenant's personal property.

    5.4 If the average occupancy rate for the Building during any calendar year is less than one hundred percent (100%), or if any tenant is separately paying for electricity, janitorial services or other services furnished to its premises, then Operating Expenses which vary with occupancy for such calendar year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such calendar year if such average occupancy rate had been one hundred percent (100%) and if Landlord paid for electricity, janitorial services and other services furnished to such premises.

    5.5 Real Estate Taxes, shall mean (i) all real estate taxes, including general and special assessments, if any, which are imposed upon Landlord or assessed against the Building and/or the land upon which the Building is located (the "Land") during any calendar year, and (ii) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building and/or the Land during any calendar year which are in the nature of, in addition to or in substitution for real estate taxes, including, without limitation, any license fees, tax measured by or imposed upon rents, or other tax or charge upon Landlord's business of leasing the Building, but shall not include any federal, state or local income tax. Real Estate Taxes shall also include such expenses, including but not limited to, legal fees, incurred by Landlord in obtaining or attempting to obtain a reduction of any real estate taxes, provided that Landlord shall have no obligation to contest, object to or litigate the levying of any real estate taxes.

    5.6 Upon the commencement of the Lease Term and thereafter at or after the beginning of each calendar year (or more frequently if deemed necessary by Landlord) Landlord shall submit to Tenant a statement of Landlord's estimate on an annual basis of any increase in Operating Expenses over the Base Operating Expenses and of any increase in Real Estate Taxes over Base Real Estate Taxes and within thirty (30) days after delivery of such statement Tenant shall pay to Landlord as Additional Rent, an amount equal to one-twelfth (1/12) of the amount determined to be Tenant's Percentage of such increases ("Tenant's Share"). In case such estimate is submitted during the calendar year, Tenant shall include with the next monthly installment of Base Rent (i) a lump sum payment to Landlord equal to one-twelfth (1/12) of Tenant's Share multiplied by the number of months in such calendar year that will have elapsed prior to the first month the payment required by clause (ii) hereof is due and (ii) begin paying to the Landlord monthly as Additional Rent, due and payable on the first day of each month an amount equal to one-twelfth (1/12) of Tenant's Share. Within one hundred twenty (120) days after the expiration of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall submit a statement showing the determination of the total actual increase in Operating Expenses and Real Estate Taxes and Tenant's Share. If such statement shows that Tenant's monthly payments pursuant to this paragraph exceeded Tenant's Share of the actual increases incurred for the preceding calendar year, then Tenant may deduct such overpayments from its next payment or payments of monthly Base Rent until fully reimbursed therefor. If such statement shows that Tenant's Share of Landlord's actual increases exceeded Tenant's monthly payments for the preceding calendar year, the deficiency shall be paid by Tenant together with the next monthly installment of Base Rent due.

    5.7 If the Lease Term commences or expires on a day other than the first day or last day of a calendar year, respectively, then Tenant's liability for its proportionate share of increases in Operating Expenses and Real Estate Taxes incurred during such calendar year shall be apportioned by multiplying the amount of Tenant's liability therefor for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is 365. Tenant's liability for payment of its proportionate share of increases as aforesaid shall survive expiration or termination of this Lease. If Tenant's monthly payments exceed its proportionate share, such excess shall be refunded by Landlord.

    5.8 For a period of 180 days following the date on which Landlord delivers to Tenant the statement of actual costs as provided in Section 5.6 hereof, Tenant shall have the right during business hours, at its sole cost and expense, to retain a public accounting firm to examine Landlord's books and records at Landlord's agent's office relating to Operating Expenses for the Building for the year to which such statement relates.

ARTICLE VI   USE OF PREMISES.

    6.1 Tenant will use and occupy the Premises solely for general office purposes consistent with a first class office building and only in accordance with the uses permitted under applicable zoning and other municipal regulations and for no other use or purpose. Tenant will not use or occupy the Premises for any unlawful purpose, or for any purpose that will constitute a nuisance or unreasonable annoyance to Landlord or other tenants of the Building, and will comply with all present and future laws, ordinances, regulations, and orders of the United States of America, Commonwealth of Virginia, and any other public or quasi-public authority having jurisdiction over the Premises. Landlord shall obtain any initial Certificate of Occupancy required at the time of the commencement of the Lease Term. Any amended or substitute certificate of occupancy necessitated by Tenant's particular use of the Premises or any alterations made by Tenant in the Premises shall be obtained by Tenant at Tenant's sole expense.

    6.2 Tenant shall not generate, use, store or dispose of any Hazardous Material in or about the Building. Hazardous Materials shall mean (a) "hazardous wastes," as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) "hazardous substances," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) "toxic substances," as defined by the Toxic Substances Control Act, as amended from time to time, (d) "hazardous materials," as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) oil or other petroleum products, and (Q any substance whose presence could be detrimental to the Building or hazardous to health or the environment. Tenant shall indemnify and hold Landlord harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses arising during or after the Lease Term and arising from Tenant's breach of this
Section 6.2. The indemnification pursuant to this Section shall survive termination or expiration of this Lease.

ARTICLE VII   ASSIGNMENT AND SUBLETTING.

    7.1 Tenant shall not assign this Lease or any of Tenant's rights or obligations hereunder, or sublet or permit anyone to occupy the Premises or any part thereof, without Landlord's prior written consent. No assignment or transfer of this Lease may be effected by operation of law or otherwise without Landlord's prior written consent. The transfer, whether a single transfer or multiple transfers, of fifty percent (50%) or more of the ownership interests of Tenant within a twelve (12) month period shall be deemed equivalent to an assignment or subletting requiring consent of Landlord. Any attempted assignment or subletting made without Landlord's consent shall at the option of Landlord be deemed an Event of Default under this Lease. Landlord's acceptance or collection of rent from any assignee, subtenant or occupant shall not be construed (i) as a consent to or acceptance of such assignee, subtenant or occupant as a tenant, (ii) as a waiver by Landlord of any provision hereof,
(iii) as a waiver or release of Tenant from liability for the performance of any obligation to be performed under this Lease by Tenant, or (iv) as relieving Tenant or any assignee, subtenant or occupant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment, subletting or occupancy. Tenant hereby assigns to Landlord any rent due from any assignee, subtenant or occupant of Tenant as security for Tenant's performance of its obligations pursuant to this Lease. Tenant authorizes each such assignee, subtenant or occupant to pay such rent directly to Landlord if such assignee, subtenant or occupant receives written notice from Landlord specifying that such rent shall be paid directly to Landlord. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignment or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease. Tenant shall not mortgage this Lease without Landlord's consent, which consent may be granted or withheld in Landlord's sole discretion. All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee or occupant of Tenant, and Tenant shall cause such persons to comply with all such restrictions and obligations. Tenant shall pay to Landlord a Five Hundred Dollar ($500.00) processing fee as well as expenses (including reasonable attorneys' fees) incurred by Landlord in connection with Tenant's request for Landlord to give its consent to any assignment, subletting, occupancy or mortgage, whether or not Landlord consents thereto.

    7.2 Notwithstanding the provisions of Section 7.1 above, or of Section 7.3 below, a corporate Tenant may, without the consent of Landlord, assign this Lease to its parent or subsidiary, or to any corporation resulting from a merger or consolidation with Tenant or to any person or entity which acquires all the assets of Tenant, provided the same assignee assumes, in full, the obligations of Tenant under this Lease, and such assignment shall not relieve the Tenant of its obligations hereunder.

    7.3 If at any time Tenant wants to assign, sublet or otherwise transfer all or part of the Premises or this Lease, then Tenant shall give written notice to Landlord ("Sublease Proposal Notice") of the area proposed to be assigned or sublet (the "Proposed Sublet Space") and the term for which Tenant desires to sublet the Proposed Sublet Space and such other information as Landlord shall request.

    7.4 Landlord shall have the right in its sole and absolute discretion either (i) to sublease the Proposed Sublet Space from Tenant for the term for which Tenant has proposed to sublet such space, or (ii) to terminate this Lease with respect to the Proposed Sublet Space. Landlord shall exercise such right by sending Tenant written notice within Thirty (30) days after Landlord's receipt of the Sublease Proposal Notice. If Landlord elects to sublease the Proposed Sublet Space from Tenant, such sublease shall be at the same Base Rent and additional rent as Tenant is obligated to pay for such space under this Lease and otherwise upon the same terms and conditions as are contained in this Lease, except that Landlord shall be entitled to sub-sublet the Proposed Sublet Space without Tenant's consent and without paying to Tenant any amount in excess of the rent and other charges payable to Tenant pursuant to its sublease with Landlord. If the Proposed Sublet Space does not constitute the entire Premises and Landlord elects to terminate this Lease with respect to the Proposed Sublet Space, then (1) Tenant shall tender the Proposed Sublet Space to Landlord on a date specified in Landlord's notice (not more than sixty (60) days after the date of such notice) as if such specified date had been originally set forth in this Lease as the expiration date of the Lease Term with respect to the Proposed Sublet Space, and (2) as to all portions of the Premises other than the Proposed Sublet Space, this Lease shall remain in full force and effect except that the Additional Rent payable pursuant to Section 4 and the Base Rent shall be reduced pro rata. Tenant shall pay all expenses of construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises, unless Landlord elects to sublease or recapture such space, in which event landlord shall pay such expenses. If the Proposed Sublet Space constitutes the entire Premises and Landlord elects to terminate this Lease, then (1) Tenant shall tender the Premises to Landlord on a date specified in Landlord's notice (not more than sixty (60) days after the date of such notice), and (2) the Lease Term shall terminate on such specified date.

    7.5 In the event Landlord does not exercise its rights to sublet the Proposed Sublet Space from Tenant or to terminate this Lease with respect thereto, Tenant shall be entitled to seek Landlord's consent to an acceptable assignee or subtenant for the Proposed Sublet Space, for a sublease term no longer than that set forth in the Sublease Proposal Notice, such consent not to be unreasonably withheld, conditioned or delayed. Such consent or permission may be withheld if (a) the subtenant or assignee is of a character or engaged in a business which is not in keeping with the standards of Landlord for the Building, (b) the purpose for which the subtenant or assignee intends to use the Premises is in violation of the terms this Lease or the purposes for which the subtenant or assignee intends to use the Premises are not in keeping with the standards maintained by first-class commercial buildings similar to the Building, (c) the purpose for which the subtenant or assignee intends to use the Premises in violation of the terms of this lease, (d) Tenant is in default under this Lease (e) the subtenant or assignee is either a government (or subdivision or agency thereof) or a present occupant of the Building, (f) in the sole judgment of Landlord, the assignee does not have the financial capacity to undertake the obligations of this Lease or the sublease, (g) the assignee or sublessee cannot comply with the requirements of the ERISA Representation at
Article XXV or (h) such a sublease or assignment would violate any term or condition of any covenant or agreement of Landlord involving the Building, or any other tenant lease within the Building. In the event such an assignee or subtenant acceptable to Landlord has not been found by Tenant and submitted for Landlord's approval within one hundred twenty (120) days from the date of the most recent Sublease Proposal Notice, Tenant shall not be entitled to enter into any assignment or sublease without first submitting a new Sublease Proposal Notice to Landlord and affording Landlord an opportunity to exercise its sublefting or termination rights as set forth in Section 7.4.

    7.6 If any sublease, assignment or other transfer (whether by operation of law or otherwise and whether consented to or not) provides that the subtenant, assignee or other transferee is to pay as Rent for the Premises any amount in excess of the rent and other charges due under this Lease (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements made to the sublet or assigned portion of the Premises by Tenant for the subtenant or assignee, and other reasonable expenses incident to the subletting or assignment, including standard leasing commissions), then whether such excess is in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property at values in excess of the fair market value of such fixtures, improvements, furniture or personal property, or any other form (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord any such excess as Additional Rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after Tenant's receipt thereof. Tenant expressly waives any right that it might have to retain such excess pursuant to the provisions of section 365(f) of the Bankruptcy Code. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall be effected on a form approved by Landlord.

    7.7 Notwithstanding the foregoing provisions of this Article VII, if consent to any assignment or subletting is required by the holder of any mortgage on the Building, no assignment or subletting shall be permitted without the prior written consent of such holder.

    7.8 Notwithstanding the above, no assignment or subletting shall be permitted to any assignee or sublessee which is (a) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (b) an entity whose assets constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, or (c) an entity which is subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

ARTICLE VIII   MAINTENANCE BY TENANT.

    8.1 Tenant will keep the Premises and fixtures and equipment therein in clean, safe and sanitary condition, will take good care thereof, will suffer no waste or injury thereto, and will, at the expiration or other termination of the Lease Term, surrender the same, broom clean, in the same order and condition in which they are on the Lease Commencement Date, ordinary wear and tear and unavoidable damage by the elements excepted. Landlord shall provide and install all original fluorescent tubes to building standard lighting within the Premises and all standard replacement tubes for such lighting; all other bulbs, tubes and lighting fixtures for the Premises shall be provided and installed by Landlord.

    8.2 Landlord shall keep and maintain in good order and repair the base building structure and systems, including the roof, exterior walls, elevators, electrical, plumbing and HVAC systems, and the ground floor lobby and other common areas and facilities of the Building.

ARTICLE IX   TENANT ALTERATIONS.

    9.1 The original improvement of the Premises shall be accomplished by Landlord in accordance with Exhibit B. Landlord is under no obligation to make any structural or other alterations, decorations, additions, improvements or other changes (collectively "Alterations") in or to the Premises except as set forth in Exhibit B or otherwise expressly provided in this Lease. Any additional Alterations, which are necessary in order for the Premises to comply with requirements of the Americans with Disabilities Act or such other laws or amendments thereto which may be hereinafter enacted during the term of this Lease or any extensions or renewals hereof shall be the responsibility of Tenant, and Tenant hereby agrees to indemnify Landlord for any loss, claim or damages incurred by Landlord as a result of Ten ant's failure to make such additional Alterations.

    9.2 Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building, without Landlord's prior written consent, which consent shall not be unreasonably withheld with respect to proposed Alterations that are not visible from the exterior of the Premises, do not affect the Building's structure, and do not impair the Building's mechanical, electrical, plumbing or HVAC systems. Any Alterations made by Tenant shall be made; (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor and in accordance with plans and specifications approved in writing by Landlord; (d) in accordance with all applicable legal requirements and requirements of any insurance company insuring the Building or portion thereof, including, but not limited to, compliance with the Americans with Disabilities Act; and (e) after Tenant has obtained and delivered to Landlord written, unconditional waivers of mechanics' and materialmen's liens against the Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alterations. Upon completion of any such work, Tenant shall pay to Landlord an amount equal to the lesser of ten percent (10%) of the cost of such workor the actual cost incurred by Landlord, to reimburse Landlord for the cost of coordination and final inspection of the work. During the course of performance of said work, Tenant will carry or cause to be carried insurance as may from time to time be required by Landlord naming Landlord and Landlord's managing agent as additional insureds and further providing that such insurance cannot be canceled or reduced in amount without thirty (30) days prior written notice to Landlord and Landlord's managing agent. Landlord shall require a guarantee by each of Tenant's prime contractors and materialmen for the benefit of Landlord, Tenant and such other parties as Landlord shall designate that all work performed and materials and equipment furnished by such contractors will conform to the requirements of the plans and. specifications as to the kind, quality, function of the equipment and characteristics of material and workmanship and will remain so for a period of at least one year from the date that the work has been completed, and in the event any deficiency, defects, faults or imperfections of materials, equipment or workmanship shall appear prior to the expiration of such period, the contractor upon receiving written notice thereof from Landlord or Tenant will immediately correct and repair the same at the expense of such contractor; said guarantees to be effective whether or not any part of the aforesaid work has been subcontracted by the contractor.

    9.3 If any mechanic's or materialmen's lien or notice of intent with respect thereto is filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, such lien shall be discharged by Tenant within thirty (30) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by filing any bond required by law, and Tenant hereby agrees to indemnify and save Landlord harmless from any legal expenses which Landlord may reasonably incur as a result of the filing of the lien or notice of intent and/or from any loss or liability incurred as a result of any lien filed against the Premises and/or Tenant. If Tenant shall fail to discharge any such mechanic's or materialmen's lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the monthly installment of rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. It is understood and agreed by Landlord and Tenant that any such Alterations shall be conducted on behalf of Tenant and Landlord shall have no liability with respect thereto. It is further understood and agreed that in the event Landlord shall give its written consent to Tenant's making any such Alterations, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Building or the Land to any mechanic's or materialmen's liens which may be filed in respect of any such Alterations made by or on behalf of Tenant.

   9.4 All Alterations, including wall-to-wall carpet, upon the Premises (whether with or without the prior written consent of Landlord) shall, at the election of Landlord, remain upon the Premises, become property of Landlord, and be surrendered with the Premises at the expiration of this Lease without disturbance, molestation or injury, provided, however, that if Tenant is not in default in the performance of any of its obligations under this Lease, Tenant shall have the right to remove, prior to the expiration of the Lease Term, all movable furniture, furnishings, or equipment installed in the Premises at the expense of Tenant. Should Landlord elect that Alterations made by Tenant upon the Premises be removed upon termination of this Lease or upon termination of any renewal period hereof, Tenant hereby agrees to cause same to be removed at Tenant's sole cost and expense, and should Tenant fail to remove the same then and in such event Landlord may cause same to be removed at Tenant's expense and Tenant hereby agrees to reimburse Landlord for the cost of such removal together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same.

   9.5 Tenant will indemnify and hold Landlord harmless from and against any and all expenses, liens, claims or damages to person or property which may or might arise directly or indirectly by reason of the making of any such Alterations, except to the extent such expenses, liens, claims or damages are the result of Landlord's negligence or will ful misconduct. If any such Alteration is made without the prior written consent of Landlord, Landlord may correct or remove the same, and Tenant shall be liable for any and all expenses incurred by Landlord in the performance of this work.

ARTICLE X   SIGNS; FURNISHINGS.

   10.1 No sign, advertisement or notice shall be inscribed, painted, affixed or otherwise displayed on any part of the outside or the inside of the Building except on the directories and doors of offices, and then only in such place, number, size, color and style as is approved by Landlord and provided by Landlord at Tenant's cost and expense; if any such sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord in said removal. Landlord shall have the right to prohibit any advertisement of Tenant which in Landlord's opinion tends to impair the reputation of the Building or its desirability as a high-quality building for offices or for financial, legal, insurance and other institutions of like nature, and upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

   10.2 Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment or fixtures, which shall, if considered necessary by Landlord, stand on plank strips to distribute the weight. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into, in or out of the Premises, or due to the same being on the Premises, shall be repaired by, and at the sole cost of, Tenant. No furniture, equipment or other bulky reafter of any description will be received into the Building or carried in the elevators except as approved by Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the Building. All moving of furniture, equipment and other bulky matter shall be under the direct control and supervision of Landlord who shall, however, not be responsible for any damage to or charges for moving the same. Tenant agrees promptly to remove from the sidewalks adjacent to the Building any of Tenant's furniture, equipment or other material there delivered or deposited.

ARTICLE XI   TENANT'S EQUIPMENT.

   Tenant will not install or operate in the Premises any electrically operated equipment or other machinery, other than standard electric typewriters, personal computers, adding machines, radios, televisions, clocks and copying machines, without first obtaining the prior written consent of Landlord, who may condition such consent upon the payment of Tenant of additional rent in compensation for such excess consumption of utilities as determined in the sole discretion of Landlord and for the cost of separate metering or additional wiring as may be occasioned by the operation of said equipment or machinery. Tenant shall not install any other equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system of the Premises or the Building without first obtaining the prior written consent of Landlord. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant shall be installed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration. Landlord reserves the right to separately meter any utility consumption in the Premises.

ARTICLE XII   SECURITY DEPOSIT.


ARTICLE XIII   INSPECTION.

   Tenant will permit Landlord, or its agents or other representatives, to enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, to examine, inspect and protect the Premises and the Building and to make such alterations and/or repairs as in the sole judgment of Landlord may be deemed necessary, or to exhibit the same to prospective tenants, purchasers or mortgagees during the Lease Term. In connection with any such entry, Landlord shall endeavor to provide reasonable notice and to minimize the disruption to Tenant's use of the Premises.

ARTICLE XIV INSURANCE.

   14.1 Landlord agrees that it will keep the Building insured against loss due to fire and other property risks included in standard all risk coverage insurance policies, and covering loss of income from such casualty, or in lieu thereof, insure the Building against loss or damage as a self insurer. Throughout the Lease Term, Tenant shall insure the contents of the Premises, including, without limitation, alterations, decorations, furnishings, fixtures and equipment used or installed in the Premises by or on behalf of Tenant, and the other personal property of Tenant in the Premises, against loss due to fire and other property risks included in standard all risk coverage insurance policies, in an amount equal to the replacement cost thereof and covering loss of income from such casualty. All insurance carried by Tenant hereunder shall be primary and not contributing with any insurance carried by Landlord.

   14.2 Landlord and Tenant agree to obtain and maintain throughout the term of this Lease endorsements to their respective All Risk Coverage policies waiving the right of subrogation of their insurance companies against the other party and its agents and employees. Each party hereto waives all claims for recovery from the other party for any loss or damage to any of its property arising from a risk insured against in the standard All Risk Coverage insurance policies required to be carried pursuant to this article, even though such loss was caused by the negligence of the Landlord or Tenant, their agents and employees.

   14.3 Throughout the Lease Term, Tenant shall obtain commercial general liability insurance on an occurrence basis protecting against any liability occasioned by any occurrence on or about the Premises and containing contractual liability coverage. Such insurance shall be initially in minimum amounts of Two Million Dollars ($2,000,000) per occurrence, and shall be for a minimum term of one (1) year. Each of said policies of insurance shall name Landlord and Landlord's managing agent as an additional insured, and if requested by the holder of any mortgage or deed of trust against the Building, the public liability policy referred to above shall also name such holder as an additional insured. Each policy shall contain an endorsement which provides that no cancellation or reduction of coverage may be made without first giving Landlord and, if named as an additional insured, the holder of any mortgage or deed of trust on the Building, at least thirty (30) days prior written notice of such proposed action. All insurance policies required under this Lease shall be issued by insurance companies licensed to do business in the jurisdiction wherein the Building is located with a financial rating of at least an A:Xll as rated in the most recent edition of Best Insurance Reports and in business for the past five
(5) years. On or before the Lease Commencement Date, and thereafter not less than fifteen (15) days prior to the expiration dates of said policy or policies, Tenant shall provide copies of policies or certificates of insurance (Accord 27) evidencing the coverages required by this Section. The aforesaid insurance limits may be reasonably increased from time to time by Landlord. Landlord shall carry commercial general liability insurance with minimum coverage in at least the amount specified above for Tenant. Landlord may provide such coverage by means of a blanket policy, and the cost of said insurance or the allocable portion of the cost of Landlord's blanket policy shall be included as an Operating Expense.

ARTICLE XV   SERVICES AND UTILITIES.

   Landlord will furnish the Premises air conditioning and heating during the seasons they are required in Landlord's reasonable judgment. Landlord will furnish adequate electrical power for all powered office machines and lighting. Landlord will provide: water; elevator service; exterior window cleaning service; and janitorial service after 6:00 p.m. Monday through Friday only (excluding Federal and Commonwealth of Virginia holidays). Landlord will furnish all services and utilities required by this Lease only during the normal hours of operation of the Building, as set forth in the rules and regulations attached hereto as Exhibit D, unless otherwise specified herein. It is also agreed that if Tenant requires air conditioning or heat beyond the normal hours of operation set forth herein, and provided arrangements are made with Landlord's agent, Landlord will furnish such services (at the price stipulated by Landlord from time to time) which shall be comparable to prices for similar services charged by owners of similar buildings in the greater Norfolk metropolitan area, at Tenant's expense. It is understood and agreed that Landlord shall not be liable for failure to furnish or for delay or suspension in furnishing, any of the utilities or services required to be provided or per-formed by Landlord caused by breakdown, maintenance, repairs, strikes, scarcity of labor or materials, acts of God, voluntary agreement between Landlord and any governmental body or agency or from any other cause whatsoever. It is further agreed that any such failure or inability to furnish the utilities or services required hereunder shall not be considered an eviction, actual or constructive, of Tenant from the Premises, and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder provided, however, that if the aforesaid utilities or services are interrupted as the result of the negligence or willful misconduct of Landlord for a period of more than three (3) consecutive business days, and Tenant is unable to operate its business in, or occupy the Premises, the rent payable hereunder shall abate until such interruption is remedied. Landlord shall use reasonable diligence to repair promptly any failure, interruption or suspension which is within Landlord's control.

ARTICLE XVI   LIABILITY OF LANDLORD.

   16.1 Landlord, its employees and agents shall not be liable to Tenant, its employees, agents, invitees or any other person or entity claiming through Tenant for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever except to the extent caused by the negligence or willful misconduct of Landlord, its employees and agents, including without limitation the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability of Landlord to furnish any utility or service specified in this Lease; any leakage in any part of the Premises or the Building, or from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. Any property stored or placed by Tenant or its employees, agents, invitees or any other person or entity claiming through Tenant in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. If any employee of Landlord receives any package or article delivered for Tenant, then such employee shall be acting as Tenant's agent for such purpose and not as Landlord's agent. For purposes of this Article, the term "Building" shall be deemed to include the Land.

   16.2 Tenant shall indemnify and hold Landlord, its employees and agents harmless from and against all costs, damages, claims, liabilities, fines, suits, expenses and damages of any kind (including attorneys' fees) asserted by or on behalf of any person, entity or governmental authority against Landlord, directly or indirectly, based on or arising out of (a) Tenant's use and occupancy of the Premises or the business conducted by Tenant therein, (b) any act or omission of Tenant or any employee, agent, or invitee of Tenant while in the Premises, (c) any failure of Tenant to perform any of Tenant's obligations under this Lease, (d) any accident, injury or damage whatsoever caused to any person, or the property of any person, occurring in or about the Premises, except to the extent the same was caused by Landlord's negligence or willful misconduct.

   16.3 If any landlord hereunder transfers the Building or such landlord's interest therein, then such landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring on or after the date of such transfer. Within fifteen (i 5) days after any such transferee's request, Tenant shall attorn to such transferee and-execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment, provided that the transferee shall expressly assume in writing the obligations of Landlord under this Lease accruing on or after the date of such transfer.

   16.4 Tenant shall not have the right to offset or deduct the amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord. Tenant shall not seek the consolidation of any such action brought by Tenant with any action brought by Landlord hereunder.

   16.5 If Tenant or any employee, agent or invitee of Tenant is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building, including any insurance proceeds paid to Landlord as a result of any claim by an employee, agent or invitee of Tenant. No other asset of Landlord, any partner of Landlord or any other person or entity shall be available to satisfy, or be subject to, such judgment, nor shall any such partner, person or entity be held to have personal liability for satisfaction of any claim or judgment against Landlord or any partner of Landlord.

ARTICLE XVII   RULES AND REGULATIONS.

   Tenant, its agents, employees, and invitees shall at all times abide by and observe the rules and regulations attached hereto as Exhibit D. In addition, Tenant, its agents, employees, and invitees, shall abide by and observe such other rules or regulations as may be promulgated from time to time by Landlord, with a copy sent to Tenant, for the operation and maintenance of the Building; provided, however, that the same are not inconsistent with the provisions of this Lease. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, or invitees. If there is any inconsistency between this Lease and the rules and regulations as set forth in Exhibit D, this Lease shall govern.

ARTICLE VIII   DAMAGE.

   18.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall diligently repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if (i) in Landlord's judgment such repair and restoration cannot be completed within one hundred and twenty (120) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits) or (ii) twenty percent (20%) or more of the Premises is damaged and less than six (6) months would remain of the Lease Term or any renewal thereof upon completion of the repairs, then Landlord shall have the right, at its sole option, to terminate this Lease as of the sixtieth (60th) day after such damage or destruction by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction.

   18.2 If this Lease is terminated pursuant to Section 18.1 above, then all rent shall be apportioned (based on the portion of the Premises which is usable after such damage or destruction) and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay the Base Rent and Additional Rent only for the portion of the Premises that is usable while such repair and restoration are being made. Landlord shall bear the expenses of repairing and restoring the Premises and the Building; provided, however, that Landlord shall not be required to repair or restore the contents of the Premises, including without limitation, alterations-, decorations, furnishings, fixtures and equipment used or installed in the Premises by or on behalf of Tenant and any other personal property of Tenant. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any portion of the Premises or for any inconvenience or annoyance occasioned by any such damage, repair or restoration.

   18.3 Notwithstanding anything herein to the contrary, Landlord shall not be obligated to restore the Premises or the Building and shall have the right to terminate this Lease if (a) the holder of any mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (b) zoning or other applicable laws or regulations do not permit such repair and restoration, or (c) the cost of repairing and restoring the Building would exceed fifty percent (50%) of the replacement value of the Building, whether or not the Premises are damaged or destroyed, provided the leases of all other tenants in the Building are similarly terminated.

ARTICLE XIX   CONDEMNATION.

   19.1 If all or any portion of the Premises or occupancy thereof shall be permanently taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, "Condemnation"), and such Condemnation shall materially and adversely affect Tenant's use of the Premises, then this Lease shall terminate on the date possession thereof is taken by authority and rent shall be apportioned as of such date. In the event of the Condemnation of any portion of the Premises which does not materially and adversely affect Tenant's use of the Premises, then this Lease shall continue in full force and effect as to the part of the Premises not Condemned, except that as of the date possession is taken by such authority Tenant shall not be required to pay the Base Rent and Additional Rent with respect to the part of the Premises Condemned. Notwithstanding anything herein to the contrary, if twenty-five (25%) or more of the Land or the Building is Condemned, then whether or not any portion of the Premises is Condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.

19.2 All awards, damages and other compensation paid by such authority on account of such Condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or the authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Tenant may, if allowed by statute, seek such awards or damages for moving expenses, loss of profits and fixtures and other equipment installed by it which do not, under the terms of this Lease, become the property of Landlord at the termination hereof. Such awards or damages must be in an amount mutually agreed upon between Landlord and Tenant, or as established by a condemnation court or other authority.

ARTICLE XX   DEFAULT OF TENANT.

   20.1 Each of the following shall constitute an Event of Default: (a) Tenant's failure to make any payment of the Base Rent, Additional Rent or any other sum where such failure to pay continues for five (5) days Landlord's delivery of written notice of such failure to pay; (b) Tenant's failure to take possession of the Premises within thirty (30) days after notice to Tenant that the same are Substantially Complete; (c) Tenant's violation or failure to perform or observe any other covenant or condition within thirty (30) days after notice thereof from Landlord; or if such violation or failure is remediable but is of such a nature that it cannot be remedied within such thirty day period, then for such longer period as may reasonably be required provided that Tenant promptly commences and diligently pursues such remedy to completion; (d) Tenant's abandonment or vacation of the Premises; (e) an Event of Bankruptcy as specified in Article XXI with respect to Tenant, any general partner of Tenant (a "General Partner") or any Guarantor; or (f) Tenant's dissolution or liquidation.

   20.2 If there shall be an Event of Default, including an Event of Default prior to the Lease Commencement Date, then Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, any other notice to quit or of Landlord's intention to re-enter the Premises being hereby expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under and by virtue of the laws of the Commonwealth of Virginia, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, then everything contained in this Lease to be done and performed by Landlord shall cease, without prejudice, however, to Landlord's right to recover from Tenant all rent and other sums accrued through the later of termination or Landlord's recovery of possession. Whether or not this Lease and/or Tenant's right of possession is terminated, Landlord may, but shall not be obligated to, relet the Premises or any part thereof, alone or together with other premises, for such rent and upon such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall

Tenant's obligations be diminished by reason of, Landlord's failure to relet the Premises or collect any rent due upon such reletting. Whether or not this Lease is terminated, Tenant nevertheless shall remain liable for any Base Rent, Additional Rent or damages which may be due or sustained prior to such default, all costs, fees and expenses (including without limitation reasonable attorneys fees, brokerage fees, expenses incurred in placing the Premises in rentable condition and tenant finish necessitated to obtain the new tenant) incurred by Landlord in pursuit of its remedies and in renting the Premises to others from time to time. Tenant shall also be liable for additional damages which at Landlord's election shall be either:

         (a) an amount equal to the Base Rent and additional rent which would have become due during the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any Additional Rent payable as a result of any failure of such other person to perform any of its obligations), which damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default. Separate suits may be brought to collect any such damages for any month(s), and such suits shall not in any manner prejudice Landlord's right to collect any such damages for any subsequent month(s), or Landlord may defer any such suit until after the expiration of the Lease Term, in which event the cause of action shall be deemed not to have accrued until the expiration of the Lease Term; or

         (b) an amount equal to the present value (as of the date of Tenant's default) of the Base Rent and Additional Rent which would have become due during the remainder of the Lease Term, which damages shall be payable to Landlord in one lump sum on demand. For purpose of this Section, present value shall be computed by discounting at a rate equal to one (1) whole percentage point above the discount rate then in effect at the Federal Reserve Bank of New York.
Tenant waives any right of redemption, re-entry or restoration of the operation of this Lease under any present or future law, including any such right which Tenant would otherwise have if Tenant shall be dispossessed for any cause.

   20.3 Landlord's rights and remedies set forth in this Lease are cumulative and in addition to Landlord's other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord's exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's delay or failure to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default unless such waiver expressly is set forth in an instrument signed by Landlord. If Landlord waives in writing any default, then such waiver shall not be construed as a waiver of any covenant or condition set forth in this Lease except as to the specific circumstances described in such written waiver. Neither Tenant's payment of a lesser amount than the sum due hereunder nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction, and Landlord may accept the same without prejudice to Landlord's right to recover the balance of such sum or to pursue any other remedy available to Landlord. Landlord's re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

   20.4 If more than one natural person and/or entity shall execute this Lease as Tenant, then the liability of each such person or entity shall be joint and several. Similarly, if Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several.

   20.5 If Tenant fails to make any payment to any third party or do any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. Landlord's taking such action shall not be considered a cure of such failure by Tenant or prevent Landlord from pursuing any remedy to which it is otherwise entitled in connection with such failure. If Landlord elects to make such payment or do such act, then all expenses incurred, plus interest thereon at the lesser of (i) a rate per annum (the "Default Rate") which is five (5) whole percentage points higher than the highest Prime Rate as published in the Wall Street Journal's Money Rates Column or if such rate is no longer published then the rate which is five (5) whole percentage points in excess of the Prime Rate of NationsBank of Virginia, N.A., or (ii) the highest non-usurious rate permitted under the laws of the jurisdiction where the Building is located, from the date incurred to the date of payment thereof by Tenant, shall constitute Additional Rent.

ARTICLE XXI   BANKRUPTCY.

   The following shall be Events of Bankruptcy under this Lease: (a) Tenant, a Guarantor or a General Partner becoming insolvent, as that term is defined in Title 1 1 of the United States Code (the "Bankruptcy Code,,), or under the insolvency laws of any state (the "Insolvency Laws"); (b) appointment of a receiver or custodian for any property of Tenant, a Guarantor or a General Partner, or the institution of a foreclosure or attachment action upon any property of Tenant, a Guarantor or a General Partner; (c) filing of a voluntary petition by Tenant, a Guarantor or a General Partner under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant, a Guarantor or a General Partner as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within sixty (60) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or (e) Tenant, a Guarantor or a General Partner making or consenting to an assignment for the benefit of creditors or a composition of creditors.

ARTICLE XXII   SUBORDINATION.

   22.1 This Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust which may now or hereafter affect the real property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee or trustee. In confirmation of such subordination, Tenant shall execute within fifteen (15) days any certificate that Landlord may request. The failure of Tenant to timely execute and deliver any such certificate shall be deemed a conclusive admission of the certifications and acknowledgments contained thereinNotwithstanding the foregoing, the party secured by any such deed of trust shall have the right to recognize this Lease and, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect at the option of the party secured by such deed of trust or the purchaser under any such foreclosure sale in which event Tenant shall attorn to such purchaser and shall recognize such purchaser as the Landlord under this Lease. Upon such attornment such purchaser shall not be (a) bound by any payment of the Base Rent or Additional Rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of the deed of trust existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord's interest, such purchaser shall perform in accordance with the terms of this Lease all obligations of Landlord arising after the date such purchaser acquires title to the Building. Within fifteen
(15) days after the request of such purchaser, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment, provided that commercially reasonable non-disturbance agreements are included therein.

   22.2 Tenant covenants and agrees that it will, at the written request of the party secured by any such deed of trust, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of said deed of trust to the lien of this Lease. The failure of Tenant to timely execute and deliver any such certificate shall be deemed a conclusive admission of the certifications and acknowledgments contained therein. At the option of any landlord under any ground or underlying lease to which the Lease is now or may hereafter become subject or subordinate, Tenant agrees that neither the cancellation nor termination of such ground or underlying lease shall by operation of law or otherwise, result in cancellation or termination of this Lease or the obligations of Tenant hereunder. Tenant covenants and agrees to attorn to such landlord or to any successor to Landlord's interest in such ground or underlying lease subject to the attornment provisions set forth above. In that event, this Lease shall continue as a direct lease between Tenant and such landlord or its successor.

   22.3 After receiving notice from any person, firm or other entity that it holds a mortgage or deed of trust on the Building or the Land, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder, provided that Tenant shall have been furnished with the name and address of such holder. Any such holder shall have thirty (30) days, or such additional time as may reasonably be necessary (so long as holder shall have promptly commenced and continued to pursue diligently), after receipt of notice from

Tenant of a default by Landlord under this Lease to cure such default before Tenant may exercise any remedy hereunder. The curing of any of Landlord's defaults by such holder shall be treated as performance by Landlord.

ARTICLE XXIII   DELIVERY AT END OF LEASE TERM.

   23.1 On the Expiration Date, Tenant shall without notice quit and surrender the Premises broom clean and in good condition and repair (ordinary wear and tear and damage by fire or other casualty excepted), together with all Alterations which may have been made in or attached to the Premises unless Landlord elects to have Tenant remove the same in accordance with Section 9.4 hereof. Upon surrender, Tenant shall remove its Personal Property and movable trade fixtures and repair any damage to the Premises caused thereby. Any property of Tenant not promptly removed shall be deemed to have been abandoned by Tenant and to have become the property of Landlord and may be retained by Landlord or disposed of at Tenant's expense (Tenant hereby agreeing to remain liable for the cost thereof even though this Lease shall have terminated) as Landlord shall so desire.

   23.2 If Tenant or any party claiming under Tenant remains in possession of the Premises, or any portion thereof, after the Expiration Date, no tenancy or interest in the Premises shall result therefrom, unless Landlord elects as hereinafter provided, but such holding over shall be an unlawful detainer and all such parties shall be subject to immediate eviction and removal. If, without consent of Landlord, Tenant or any party claiming under Tenant remains in possession of the Premises, or any part thereof, after the Expiration Date, Landlord may, in addition to its other rights, elect, in its sole discretion, to treat such holding over by Tenant as the creation of a month-to-month tenancy subject to all of the terms, covenants and conditions set forth in this Lease insofar as the same are applicable to a month-to-month tenancy, except that Tenant shall pay a monthly Base Rent equal to two (2) times the monthly Base Rent in effect during the last month of the term of the Lease. Tenant shall give to Landlord at least thirty (30) days prior written notice of any intention to quit the Premises and Tenant shall be entitled to thirty (30) days prior written notice to quit the Premises except in the event of nonpayment of rent in advance or the breach of any other covenant by Tenant, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived.

ARTICLE XXIV   COVENANT OF LANDLORD.

   24.1 Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay the rent and perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord, subject to the provisions of Section 24.2 hereof.

   24.2 Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the street address and/or name of the Building and/or the arrangement and/or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, (ii) to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such a manner as it deems best for the benefit of tenants generally, (iii) to erect, use and maintain pipes and conduits in and through the Premises.
Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant's use or occupancy of the Premises.

ARTICLE XXV   ERISA REPRESENTATION.

   Tenant hereby represents to The Prudential Insurance Company of America that
(a) Tenant is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (b) the assets of Tenant do not constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-1 01 and (c) Tenant is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

ARTICLE XXVI   GENERAL PROVISIONS.

   26.1 No Representations by Landlord. Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. Tenant, by taking possession of the Premises, shall accept the same "as is", and such taking of possession shall be conclusive evidence that the Premises and the Building are in good and satisfactory condition at the time of such taking of possession, punch list items excepted.

   26.2 No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord or Tenant.

   26.3 Broker. Landlord recognizes the Broker(s) as the sole broker(s) procuring this Lease and shall pay said Broker(s) a commission therefor pursuant to a separate agreement between said Broker(s) and Landlord. Landlord and Tenant each represent and warrant to one another that except as set forth herein neither of them has employed any broker, agent or finder in carrying on the negotiations relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitor.

   26.4 Estoppel Certificate. Tenant agrees, at any time and from time to time and within ten (1 0) days after written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) stating the rent payable and dates to which the rent and any other charges hereunder have been paid by Tenant,
(iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which Tenant may have knowledge, (iv) stating the address to which notices to Tenant should be sent,
(v) stating the commencement and expiration dates of this Lease, including any optional renewals and (vi) certifying to such other matters as Landlord may reasonably request. Any such statement delivered pursuant hereto may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or the Land or of Landlord's interest in either, or any prospective assignee of any such mortgagee. If Tenant fails to deliver the certificate as required, Tenant's failure to do so shall be deemed a conclusive admission of the certifications and acknowledgments contained therein.

   26.5 WAIVER OF JURY TRIAL. LANDLORD, TENANT, ALL GUARANTORS AND GENERAL PARTNERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANYWAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT'S USE PR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. Landlord, Tenant, all Guarantors and all General Partners of Tenant waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right under the doctrine of forum non conveniens or otherwise, to transfer any such action filed in any such court to any other court.

   26.6 Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor) or when sent by certified or registered mail, return receipt requested, first-class, postage prepaid, (i) if to Landlord c/o The Prudential Insurance Company of America, 1200 K Street, N.W., Suite 920, Washington, D.C. 20005, Attention: Regional Counsel, with copy to Vice President, Asset Management at the same address and (ii) if to Tenant at Tenant Address for Notices unless notice of a change of address is given pursuant to the provisions of this Article.

   26.7 Invalidity of Particular Provisions. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

   26.8 Gender and Number. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

   26.9 Benefit and Burden. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns. Landlord may freely and fully assign its interest hereunder.

   26.10 Entire Agreement. This Lease, together with the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease and the Exhibits, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

   26.11 Authority. Landlord and Tenant hereby covenant each for itself, that each has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the Commonwealth of Virginia, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so.

   26.12 Time of the Essence. Time is of the essence of each provision of this Lease.

   26.13 Attorney's Fees. If as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord or Tenant uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease, pursue other available remedies, the prevailing party shall be entitled to recover upon demand any and all attorneys' fees and expenses incurred by such prevailing party.

   26.14 Captions. Article and Section headings are used for convenience and shall not be considered when construing this Lease.

   26.15 No Recording. This Lease shall not be recorded. This Lease shall not be recorded in any office legally established for the purpose of giving public notice of real estate records and any attempt to do so may be treated by Landlord as an Event of Default under this Lease. In the event Tenant does record this Lease or any memorandum thereof, Tenant by such act irrevocably constitutes and appoints Landlord as its special attorney-in-fact to execute any and all documents required to remove the Lease or any memorandum thereof from the public records.

   26.16 Governing Law. This Lease is governed under the laws of the Commonwealth of Virginia. Landlord and Tenant agree that any litigation arising out of, or related to, this Lease shall be brought in the courts of the Commonwealth of Virginia or in the United States District Court for the Eastern District of Virginia, and the Landlord and Tenant hereby consent to the venue of such courts.

   26.17 Examination of Lease. Submission of this Lease for examination or signature by Tenant shall not constitute reservation of or option for lease, and the same shall not be effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

   26.18 Survival. Landlord's and Tenant's liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

   26.19 Force Majeure. If Landlord is in any way delayed or prevented from performing any of its obligations under this Lease due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials or any other cause beyond Landlord's reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention.

   IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on the day and year first hereinabove written.

                                    LANDLORD:

ATTEST:                              The Prudential Insurance Company
                                    of America



___________________________               By:
________________________________(SEAL)
Assistant Secretary                       Its:     Vice President



TENANT:

ATTEST:


_____________________________            By:
______________________________(SEAL)
Title:                                   Title:

                                      EXHIBIT A
                                     FLOOR PLANS

                                      EXHIBIT B
                              AGREEMENT FOR CONSTRUCTION


Landlord and Tenant simultaneously with the execution of this Agreement for Construction (Agreement) are executing a Lease for space (the Premises) in the Building. The Premises and Building are described in the Lease.

As further inducement, each to the other, to enter into the Lease (which is hereby incorporated by reference to the extent the provisions of this Agreement apply thereto) and in consideration of the mutual covenants herein, Landlord and Tenant mutually agree as follows:

   1. Landlord's Work. "Landlord's Work" shall mean the provision of all labor, materials, coordination, supervision and planning services necessary to install in the Premises those Tenant Improvements described in Exhibit B.1.

   2. Construction. Landlord's space planner will prepare Tenant Construction Documents for the Premises showing in completed detail and in finish form the necessary drawings by which a contractor can build out the Premises. Tenant Construction Documents will, in complete detail, describe partitions, doors, reflected ceilings, telephone outlets, electrical switches and outlets, finishes, and HVAC equipment and controls for Landlord's Work.

        (a)  Space Planning

             Landlord's space planner will develop a program for Tenant showing the relationships of functions and/or people and the physical requirements of Tenant's operations. It is agreed that Tenant will furnish to Landlord and Space Planner all information regarding its partitioning, electrical, mechanical, telephone requirements and all other pertinent data by not later than 12/09/96 . Up to two (2) preliminary architectural Tenant drawings will be provided at Landlord's expense.

        (b)  Construction Documents

             Landlord's space planner and engineer will prepare Tenant Construction Documents for all Landlord's Work. Landlord will produce and furnish to Tenant, at no cost, one blue print copy of the approved Tenant Construction Documents. All other sets or copies will be provided at Tenant's expense. Landlord and Tenant must approve the Tenant Construction Documents in writing on or before the approval date specified herein and prior to the commencement of the pricing and construction.

        (c)  Pricing

             Prior to the commencement of construction, Landlord will furnish Tenant a pricing for all Landlord's Work included in the Tenant Construction Documents, which Tenant shall be liable for, which pricing must be approved in writing by Tenant on or before the approval date specified on Exhibit B.2. This pricing will include a reasonable contingency factor. Tenant shall pay to Landlord as Additional Rent, after occupancy by Tenant, and not later than ten (10) days after receipt of a statement from Landlord, any and all amounts by which the actual cost of the Tenant Improvements exceeds the Improvement Allowance.

        (d)  Schedule

             Landlord and Tenant shall adhere to the schedule for preparation and approval of plans and working drawings set forth in Exhibit B.2.

        (e)  General

             Landlord specifically retains the sole right of architectural control, review, approval or disapproval of any Landlord's Work. If Tenant shall arrange for interior design services, whether with Landlord's space planner or any other planner or designer, it shall be Tenant's responsibility to coordinate such interior design services with Landlord to ensure that no delays are caused in the programming, space planning, construction documentation or construction of any of the work. Landlord shall have the right to approve or disapprove the use of any planner or designer Tenant elects to use, other than Landlord's space planner, prior to developing the program for the Space Plan. All sums due Landlord for Landlord's Work shall be considered Additional Rent under the terms of the Lease; non-payment shall constitute default and entitle Landlord to any and all remedies specified in the Lease.

        (f)  Changes

             No changes will be made to the work after acceptance of the pricing by Tenant unless the change request is made in writing by Tenant, Landlord approves the change in writing and Tenant approves pricing for the change in work and drawings and the time adjustment for rent commencement.

   5. Lease Commencement Date. As provided in the Lease, it is agreed that the Lease Commencement Date shall occur, and Tenant's obligation to pay Rent will begin, when all Landlord's Work has been substantially completed by Landlord. As used herein and in the Lease, "Substantial Completion" shall mean that date, as reasonably determined by Landlord or by Landlord's architect, when all of the work required of Landlord hereunder has been completed except for completion or correction of minor items, which do not adversely affect Tenant's use or occupancy of the Premises, and the City of Chesapeake has issued such certificate as may be necessary to permit initial occupancy of the Premises by Tenant. However, Tenant agrees that if Substantial Completion of such Landlord's Work has been delayed as a result of:

        (a)  Tenant's failure to timely furnish plans or required information,

        (b) Tenant's failure to promptly review any and all submittals and make any changes or adjustments and return same in a timely manner in order to meet the approval schedule contained in Exhibit B.2 hereof,

        (c) Tenant's failure to timely furnish approvals or information necessary for the preparation of the space planning program, Space Plan, Tenant Construction Documents or pricing in accordance with the schedule contained in Exhibit B.2 hereof,

        (d) Tenant's request for changes to the approved Space Plan or approved Tenant Construction Documents,
        (e) Tenant's request for material, finishes or installations, which require long lead items, or

        (f) Actions of Tenant, or any person, firm or corporation employed by Tenant,

then, for purposes of determining the Lease Commencement Date, the Landlord's Work shall be deemed to have been substantially completed on the date that Landlord's architect determines in its sole judgment that the Landlord's Work would have been substantially completed if such delay or delays had not occurred.

   6. Tenant Entrv. If Tenant should desire to enter the Premises or authorize its agent to do so prior to the Lease Commencement Date, to per-form approved work not included in Landlord's Work, then Landlord shall permit such entry subject to the following conditions and requirements:

        (a) The terms of this Lease shall govern the tenant's occupancy and all work performed in the Premises.

        (b) Tenant, its contractors, mechanics, workmen, or such others as may enter, do not in any way disturb Landlord's contractors, workmen, mechanics, or other agents, in the performance of their work. If, in Landlord's reasonable judgment, entry of Tenant or any of its agents would cause, has caused or is causing disturbance to Landlord or its agents then Landlord may without notice refuse admittance to Tenant or its contractors, workmen, mechanics, or agents.

        (c) Tenant, its contractors or other agents provide Landlord sufficient evidence that it (they) is (are) covered under such Worker's Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

   7.   Landlord's representative for coordination of construction will be:

        Name:          Robinson Sigma Commercial Real Estate, Inc.
        Address:     150 Boush Street, Suite 300, Norfolk, Virginia 23510
        Phone:          (757) 640-7130

   8.   Tenant's representative for coordination of construction will be:

        Name:          Harvey Lindsay Commercial Real Estate
        Address:     1400 Dominion Tower, Norfolk, VA  23510
        Phone:          (757) 640-8700
         Attention:     Mr. Scott Godbout


TENANT:                                   LANDLORD:

Consumer Portfolio Services,              The Prudential Insurance
a California corporation                  Company of America



By:_______________________________     By:  ________________________________
Title:                                      Vice President

                                     EXHIBIT B.1
                                  BUILDING STANDARD


"Preliminary Working Drawings" by Morrisetts Architecture dated December 30,
1996.

                                     EXHIBIT B.2
                   PRELIMINARY AND FINAL WORKING DRAWINGS SCHEDULE


The schedule for the development of the Preliminary and Final Working Drawings will be as follows:

Deadlines

(1)     Tenant approves general space layout for the Premises.
        complete

(2) Tenant furnishes information to Space Planner necessary for the preparation of Preliminary Working Drawings.
        complete

(3)     Space Planner submits Preliminary Working Drawings to
        Landlord and Tenant for review and approval.                    complete

(4)     Tenant gives Landlord approval of Preliminary Working
        Drawings, with any requested changes or otherwise
        required as a result of Landlord's review of the same.          complete

(5)     Landlord quotes price estimates to Tenant for Landlord's
        Work (including   cost estimates of design, materials, permits,
        etc.) shown on Preliminary Working Drawings.                    01/16/97

(6) Tenant authorizes and approves such Landlord's Work as it may determine and Long-Lead Items are ordered.
            01/19/97

(7)     Engineers, Space Planner, Landlord, and Tenant coordinate
        and produce Final Working Drawings.                             01/25/97

(8)     Landlord and Tenant approve Final Working Drawings and
        authorize commencement of construction of Landlord's Work.      01/27/97

(9)     Projected date of Substantial Completion.                       03/15/97


Tenants agree to promptly review any and all submissions and make any changes or adjustments and return the same to Landlord in a timely manner in order to meet the schedule set forth above.

                                      EXHIBIT C
           CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT AND EXPIRATION DATE


This Certificate is being provided pursuant to Section 3.2 of that certain lease agreement dated ________________ (the "Lease"), between The Prudential Insurance Company of America and ________________________________________.

The parties to the Lease desire to confirm the following:

1.     The Lease Commencement Date is ____________________________.

2. The initial term of the Lease shall expire on _________________________ ("Lease Expiration Date").

   Attached to this Certificate is evidence of payment of premiums for all insurance required pursuant to Sections 14.1 and 14.3 of the Lease.

                                      LANDLORD:

ATTEST:                               THE PRUDENTIAL INSURANCE COMPANY
                                      OF AMERICA, a New Jersey corporation

___________________________            By:  ____________________________(SEAL)
Assistant Secretary                    Its:     Vice President


                                      TENANT:

ATTEST:  ____________________________       ____________________________


___________________________            By:  __________________________(SEAL)
Title:                                 Its:  _________________________

                                      EXHIBIT D
                                RULES AND REGULATIONS


   This Exhibit is attached to and made a part of that certain Lease Agreement dated as of the 9th day of December , 1996 (the "Lease"), by and between The Prudential Insurance Company of America ("Landlord"), and Consumer Portfolio Services, a California corporation ("Tenant").

   1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord's property management department all deliveries to the Building so that arrangements can be made to minimize such interference.

   2. Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord's prior written consent. All awnings, projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and attached in a manner, approved in writing by Landlord.

   3. Tenant shall not place any showcase, mat or other article in any part of the exterior of the Premises.

   4. Tenant shall not use the water and wash closets and other plumbing fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein.

   5. Tenant will cooperate with Landlord in complying with all present and future laws, orders, and regulations of the state, federal, municipal, and local governments, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of trash. Tenant shall sort and separate its trash into such categories as are provided by law. Each separately sorted category of trash shall be placed in separate receptacles as directed by Landlord. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as may be required by law.

   6. Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system without Landlord's prior written consent. Tenant shall not construct, maintain, use or operate any such loud speaker or sound system outside of the Premises.

   7. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building. Tenant shall not do or permit any cooking on the Premises, except for use of microwave ovens and coffee machines by Tenant's employees for their own consumption. Tenant shall not install any microwave oven or coffee machine in the Premises without Landlord's prior written approval of such equipment and its location within the Premises. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or permeate from the Premises.

   8. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.

   9. Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building.

   10. Tenant will not conduct or permit to be conducted, any activity, or place any equipment in or about the Premises or the Building, which will in any way increase the rate of fire insurance or other insurance on the Building; and if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefor upon demand and any such sum shall be considered additional rent payable hereunder.

   11. Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord's prior written approval. Tenant shall keep doors leading to a corridor or main hall closed during business hours except as such doors may be used for ingress or egress. Tenant shall, upon the termination of its tenancy, restore to Landlord all keys of stores, offices, storage and toilet rooms either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof. Tenant's key system shall be separate from that for the rest of the Building.

   12. Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or watchman on duty. Landlord may require all persons admitted to or leaving the Building to register.

   13. The normal hours of operation for the Building will be 8:00 a.m. to 6:00 p.m. on Monday through Friday (except Federal and Commonwealth of Virginia holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (except Federal and Commonwealth of Virginia holidays) and such other hours, if any, as Landlord from time to time determines.

   14. Tenant shall not use the Premises for lodging or sleeping or for any immoral or illegal purpose.

   15. Tenant, before closing and leaving the Premises at any time, shall see that all windows are closed and all lights turned off.

   16. Tenant shall not request Landlord's employees to perform any work or do anything outside of such employees' regular duties without Landlord's prior written consent. Tenant's special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord's employees for any purpose whatsoever without Landlord's prior written consent.

   17. Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

   18. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.

   19. Landlord shall have the right to prescribe standards for curtains, drapes, blinds, shades, screens, lights and ceilings, including standards designed to give the Building a uniform, attractive appearance. Tenant shall comply with all such standards prescribed by Landlord.

   20. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building, shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant's own expense.

   21.  The following rules apply to parking:

   (a) Cars must be parked entirely within the stall lines painted on the pavement.

   (b)  All directional signs and arrows must be observed.

   (c)  The speed limit shall be 5 miles per hour.

   (d)  Parking is prohibited:
        (i)  in areas not striped for parking
        (ii) in aisles
        (iii)     where "no parking" signs are posted
        (iv) in cross hatched areas
        (v) in such other areas as may be designated by Landlord or Landlord's agent(s).

   (e) Parking stickers or any other device or form of identification supplied by Landlord shall remain the property of Landlord and shall not be transferable. There will be a replacement charge payable by Tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or parking sticker.

   (f) No intermediate or full-size cars shall be parked in parking spaces limited to compact cars.

   (g) Every parker is required to park and lock his own car. All responsibility for damage to cars or persons is assumed by the parker.

   22. Landlord may, upon request of Tenant, waive Tenant's compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant's failure to comply with any rule.

                                      EXHIBIT E
                                     PARKING PLAN

                                      EXHIBIT F
                                ADDITIONAL PROVISIONS

The following paragraphs are made a part of this Lease, and in the event of any inconsistency between the following paragraphs and any other terms of this Lease, the following paragraphs shall control:

1. Escalation:

EXHIBIT G

ADDITIONAL PROVISIONS

The following paragraphs are made a part of this Lease, and in the event of any inconsistency between the following paragraphs and any other terms of this Lease, the following paragraphs shall control:

Rent Abatement: Provided Tenant is not in default hereunder, the Base Rent shall be abated for the first six (6) months of the Lease term. All other provisions of the Lease, including payment of Operating Expenses and any additional rent described hereunder, shall be in effect during the abatement period.

Escalation: The annual rent, as described in paragraph 4 of the Lease, shall increase annually in accordance with the following schedule:

PERIOD                  ANNUAL RENT    MONTHLY RENT    P.S.F.
03/15/97 - 03/31/98     $260,666.04     $21,722.17      $14.00
04/01/98 - 03/31/99     $267,182.64     $22,265.22      $14.35
04/01/99 - 03/31/00     $273,885.48     $22,823.79      $14.71
04/01/00 - 03/31/01     $280,774.56     $23,397.88      $15.08
04/01/01 - 03/31/02     $287,663.52     $23,971.96      $15.45
04/01/02 - 03/31/03     $294,924.96     $24,577.08      $15.84
04/01/03 - 03/31/04     $302,372.52     $25,197.71      $16.24
04/01/04 - 03/31/05     $309,820.20     $25,818.35      $16.64
04/01/05 - 03/31/06     $317,640.12     $26,470.01      $17.06
04/01/06 - 03/31/07     $325,460.16     $27,121.68      $17.48
04/01/07 - 09/30/07     $333,652.44     $27,804.37      $17.92

3. Right of First Offer:

(a) During the term of this Lease, Tenant shall have a right of first offer to lease a portion or all of the currently vacant fifth floor space consisting in total of approximately 9,258 rentable square feet as shown on Exhibit F, subject to any tenant's rights to renew or expand. If Landlord receives an expression of interest from, or sends a proposal to and receives a response from a bona fide third party prospective tenant to lease all or a part of the expansion space (the "Additional Space"), then Landlord shall provide Tenant notice of the availability of the space. The exact size and configuration of the Additional Space, and the date on which it can be delivered to Tenant shall be specified by Landlord in a written notice furnished to Tenant ("Landlord's Notice of Availability").

(b) Provided Tenant shall not be in default under the Lease, Tenant will have the right to accept the offer to lease said Additional Space as it becomes available for Lease by giving written notice to Landlord within five (5) business days following its receipt of Landlord's Notice of Availability. If Tenant fails to accept the Additional Space then being offered in Landlord's Notice of Availability within such five (5) business day period, Landlord thereafter shall be free to lease the space to any other party, which lease may include rights in favor of such other party to renew or expand to which this right of first offer shall be subordinate. Upon the date of delivery of the Additional Space to Tenant (the "Delivery Date"), the Additional Space so delivered shall become part of the Demised Premises, subject to all the terms and conditions of this Lease except as stipulated in subsection (c) below.

(c) The leasing of the Additional Space shall be on the same terms and conditions set forth in this Lease or applicable on the Delivery Date, except that the Additional Space shall be delivered to and accepted by Tenant in its existing condition, provided that Landlord shall provide a Tenant improvement allowance based on $10.00 per square foot for a one hundred twenty six (126) month lease term pro-rated accordingly based on the amount of time remaining in the term.

   For example, if the Tenant were to obtain Additional Space and the Delivery Date of the Additional Space to the Tenant was March 15, 1 999, then the Tenant Improvement Allowance would be $8.10 per square foot.

   In the event Tenant exercises its Right of First Offer, rent abatement shall not apply to the Additional Space.

(d) In the event there exists a default by Tenant under this Lease on the date the Additional Space is delivered to Tenant for occupancy, then, at Landlord's option, possession of such Additional Space shall not be delivered to Tenant, and Tenant's right to lease such Additional Space shall lapse and be of no further force or effect.

(e) Landlord shall incur no liability if Landlord is unable to deliver possession of the Additional Space to Tenant due to any holdover tenant's refusal to vacate, or for any other reason not within Landlord's reasonable control, provided that Landlord shall use reasonable efforts to obtain and deliver possession of the Additional Space.

(f) Tenant's right under this Section is not assignable and may be exercised only by Tenant and only if the Additional Space is intended for Tenant's own use and will be used solely by Tenant, may be exercised only by Tenant, and shall not be exercised by any transferee, mortgagee, subtenant or other assignee of tenant or any trustee for Tenant.

(g) Notwithstanding any provisions of this Section, or any other provisions of this Lease, Tenant shall have no rights pursuant to this Section as if this Section had not been included, in this Lease, if Tenant has assigned this Lease in whole or in part, or if Tenant has subleased all or any part of the Premises. The preceding sentence shall not impair Tenant's leasing of Additional Space which Tenant has leased pursuant to subsection (a) above before the occurrence of such assignment or sublease. Without limiting the other provisions of this Lease with respect to which time is of the essence, time is of the essence of each of the provisions of this Section with respect to the exercise by Tenant of its options.

4. Renewal Option:

(a) Landlord hereby grants to Tenant the conditional one-time right, exercisable at Tenant's option, to renew the term of this Lease for one (1) term of an additional five (5) years (the "Renewal Term"). If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the end of the Lease Term (i.e. October 1, 2007). The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with the following terms and conditions:

   (i) Tenant shall exercise its right of renewal by giving Landlord written notice thereof (the "Renewal Notice") not earlier than December 1, 2006 and later than February 28, 2007.

        (ii) At the time the option Is exercised and at the commencement of the Renewal Term, the Lease shall be in full force and effect, and Tenant shall not be in default thereunder.

   (iii) In the event the Renewal Notice is not given timely, Tenant's right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.

(b) During any Renewal Term, all the terms, conditions, covenants and agreements set forth in the Lease, as amended, shall continue to apply and be binding upon Landlord and Tenant, except that the Base Rent payable during the Renewal Term shall be equal to Market Rent as defined below.

(c) "Market Rent" shall be the fair market amount of Base Rent (including escalations) determined as follows:

   (i) Following the giving of the Renewal Notice, Landlord and Tenant shall commence negotiations concerning the amount of Base Rent that shall constitute Market Rent. The parties shall have thirty (30) days after the date Tenant delivers its Renewal Notice within which to agree on such Market Rent. If, during such negotiation period, the parties are unable to agree on such Market Rent, then within ten (10) days after the expiration of that period each party, at its cost, and by giving notice to the other party shall appoint a real estate broker familiar with the fair market rental value of commercial office space in the area in which the building is located to determine the Market Rent for the Premises, taking into consideration the factors described below. If one party does not appoint a broker within ten (10) business days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker, and the Market Rent so determined by that broker shall be the Market Rent for purposed of this subparagraph.

If two brokers are appointed by the parties as stated above, they shall independently establish their opinions of Market Rent for the Premises within ten (10) days of their respective appointments. If the brokers agree, the Market Rent shall be the fair rental value of the property as agreed by the two brokers. If they are unable to agree within fifteen (15) days after the second broker has been appointed, the Market Rent shall be the fair rental value for the Total Premises as determined by the average of the two appraisals if the higher of the two appraisals is no greater than 110% of the lower of the two appraisals. If, however, the higher of the two appraisals is more than 110% higher than the lower appraisal, the two brokers shall appoint a third broker (within 5 business days after the expiration of said 15 day period) who shall establish his or her own opinion of Market Rent for the Premises within five (5) business days after such third broker's appointment, taking into consideration the factors described below. Each of the parties shall bear one half of the cost of appointing the third broker and of paying the third broker's fee. The third broker shall have the qualifications stated above and shall further be a person who has not previously acted in any capacity for either party.

Within fifteen (15) days after the selection of the third broker, the Market Rent shall be determined by an average of the Market Rents specified by the three brokers; provided, however, that if the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two to establish the Market Rent. If both the low appraisal and the high appraisal are disregarded as stated in this Paragraph, the middle appraisal shall establish the Market Rent for the Premises during the Renewal Term.

(ii) Among the factors to be considered in determining Market Rent shall be the rental rates and rental escalations then being quoted by (a) Landlord for comparable space in the Building available for lease to new tenants and (b) other landlords for similar space in comparable buildings (or adjusting the rental rate as appropriate for differences between such space and the Premises) taking into consideration, among other things, location and floor level within the applicable building, the location, quality, age and reputation of the building, the definition of rental area or net rentable area, as the case may be, with respect to which such rental rates are computed, rent concessions or other allowances, abatements, rental rates are computed, rent concessions or other allowances, abatements, moving expenses, tenant improvements, parking rights, the term of the lease (or renewal) under consideration, and the extent of services provided thereunder, applicable distinctions between "gross" leases and "net" leases, and any other relevant term of condition in making such evaluation. All determinations shall reflect market conditions expected to exist as of the date Base Rent for the Renewal Term (based on Market Rent) is to commence (including base rents, escalations, concessions and other terms expected to be agreed to in market leases entered into at such time).

   (iii) Without limiting the other provisions of this Lease with respect to which time is of the essence, time is of the essence of each of the provisions of this Section with respect to the exercise by Tenant of its option.


   (iv) To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Rent has been determined, Tenant shall pay Base Rent at the rate estimated by Landlord, with an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

5. Termination Option:

(a) Tenant shall have a one-time option to terminate the Lease effective as of March 31, 2002 the "Termination Date") provided that (i) the Lease is in full force and effect and Tenant shall not be in default under the Lease, both at the time the Termination Notice is given, and on the Termination Date, (ii) Tenant has provided Landlord with prior written notice of its intention to terminate the Lease (the "Termination Notice") on or before October 1, 2001, and (iii) a check in the amount of $210,000.00 (the "Termination Fee") for costs associated with Tenant's occupancy of the Premises accompanies the Termination Notice. Failure to pay the Termination Fee to Landlord at the time the Termination Notice is delivered to Landlord shall make such Termination Notice null and void and of no force and effect whatsoever, and this Lease shall continue in full force and effect as if such Termination Notice had not been given. In the event that Tenant exercises its option as aforesaid, then, in such event, such termination shall be treated as if the term of this Lease had expired and all provisions contained in this Lease pertaining to the rights and obligations of Tenant and Landlord as to and as of the expiration of the term of this Lease shall apply in a like-manner to such early termination. In the event Tenant does not timely notify Landlord of its intent to terminate, this Lease shall continue, in full force and effect, throughout the entire Lease Term.

(b) In the event Tenant exercises its Right of First Offer as defined in paragraph 3 above, and desires to terminate the Lease, all terms and conditions pursuant to paragraph 5(a) above shall apply to the Additional Space, except that Tenant shall pay the Termination Fee in an amount equivalent to the unamortized costs incurred by Landlord in connection with Tenant's occupancy of the Additional Space (including, but not limited to leasing commissions and improvement allowance) as of the Termination Date, assuming amortization of such costs at a rate of ten percent (10%) per annum over the period between the Delivery Date and the Lease Expiration Date.

(c) In the event Tenant does not exercise its Termination Option as defined in paragraph 5(a) above, effective as of April 1. 2002, Tenant shall be allocated an allowance of up to $5.00 per square foot (the "Refurbishment Allowance") for paint and carpet to the Premises and any Additional Space.

6. Tenant Improvements: Landlord shall construct within the Premises certain improvements (the "Landlord's Work') pursuant to the terms of Exhibit B attached hereto. Landlord shall provide Tenant with an allowance of $ 186,190.00 ("Improvement Allowance") for the Landlord's Work. All Costs in excess of the Improvement Allowance shall be Tenant's responsibility.